Exhibit 4.3

APPOINTMENT OF

SUCCESSOR ADMINISTRATORS

PLACER STATUTORY TRUST III

This Appointment of Successor Administrative Trustees (this “Appointment”), is dated as of October 17, 2006 and is pursuant to Section 8.11 of the Amended and Restated Declaration of Trust between Placer Sierra Bancshares, as Depositor, Deutsche Bank Trust Company of Americas as Property Trustee, Deutsche Bank Trust Company of Delaware, as Delaware Trustee and the Administrative Trustees named therein, dated as of November 22, 2004 (the “Amended and Restated Trust Agreement”). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Amended and Restated Trust Agreement.

WHEREAS, effective August 14, 2006, Ronald W. Bachli resigned as Administrative Trustee from Placer Statutory Trust III;

WHEREAS, Judy Reithmeier another Administrative Trustee of Placer Statutory Trust III under the Amended and Restated Trust Agreement, is to be removed as Administrative Trustee by Placer Sierra Bancshares in its capacity as the Holder of Common Securities (the “Common Securityholder”) pursuant to Section 8.11 of the Amended and Restated Trust Agreement;

WHEREAS, the Common Securityholder wishes to appoint successor Administrative Trustee pursuant to Section 8.11 of the Amended and Restated Trust Agreement;

WHEREAS, Frank J. Mercardante, and Randall E. Reynoso, each a natural person over the age of 21, and the persons whom the Common Securityholder wishes to appoint as successor Administrative Trustee wish to accept such appointment pursuant to Section 8.11 of the Amended and Restated Trust Agreement; and

WHEREAS, David E. Hooston is currently an Administrative Trustee and the Common Securityholder wishes him to remain as an Administrative Trustee under the Amended and Restated Trust Agreement.

1.	Ronald W. Bachli under the Amended and Restated Trust Agreement resigned as an Administrative Trustee on August 14, 2006, and a successor Administrative Trustee is to be appointed.

2.	Judy Reithmeier, an Administrative Trustee under the Amended and Restated Trust Agreement, is hereby removed as Administrative Trustee pursuant to Section 8.11 of the Amended and Restated Trust Agreement by the Common Securityholder.

3.	The Common Securityholder hereby appoints Frank J. Mercardante and Randall E. Reynoso as successor Administrative Trustees. This Appointment, when executed and acknowledged by Frank J. Mercardante and Randall E. Reynoso, the successor Administrative Trustees, and delivered to Placer Statutory Trust III, and the removed Administrative Trustee Judy Reithmeier, shall constitute the instrument accepting such appointment pursuant to Section 8.11 of the Amended and Restated Trust Agreement.

4.	Frank J. Mercardante and Randall E. Reynoso each hereby accept the appointment under the Amended and Restated Trust Agreement as successor Administrative Trustee, and accepts the rights, powers, trusts and duties of an Administrative Trustee with respect to the Capital Securities and the Trust, as if he/she were an original signatory in the capacity as Administrative Trustee (and not in an individual capacity) to the Amended and Restated Trust Agreement. This Appointment is executed and delivered by the retiring Administrative Trustees, the successor Administrative Trustees and the Common Securityholder pursuant to Section 8.11 of the Amended and Restated Trust Agreement.

5.	All provisions of the Amended and Restated Trust Agreement shall remain unaffected by the foregoing amendment and shall remain in full force and effect.

6.	This Appointment shall become a legally effective and binding instrument as of the date hereof.

7.	This Appointment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Appointment as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/s/ David E. Hooston
David E. Hooston
Chief Financial Officer

/s/ Frank J. Mercardante
Frank J. Mercardante, as successor Administrative Trustee

/s/ Randall E. Reynoso
Randall E. Reynoso, as successor Administrative Trustee

/s/ Judy Reithmeier
Judy Reithmeier, as removed Administrative Trustee

Hereby acknowledged:

DEUTSCHE BANK TRUST COMPANY AS PROPERTY TRUSTEE

By:	/s/ David Contino
Name:	David Contino
Title:	Assistant Vice President